Exhibit 4.47

Termination Agreement

This Termination Agreement (“this Agreement”) is made and entered into on September 16, 2025 in Shanghai by the following parties:

Shanghai Jinpai E-commerce Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 302-L, 3rd Floor, No. 11, Lane 1888, Caoyang Road, Putuo District, Shanghai (“Shanghai Jinpai”);

Shanghai Jinyou Auto Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1402-U, 14th Floor, No. 11, Lane 1888, Caoyang Road, Putuo District, Shanghai ("Shanghai Jinyou");

Wang Weiwei, a natural person of Chinese nationality, with ID number ******;

Zhang Lan, a natural person of Chinese nationality, with ID number ******.

(Shanghai Jinpai, Shanghai Jinyou, Wang Weiwei, and Zhang Lan are hereinafter individually referred to as a "Party" or "such Party", collectively as the "Parties", and individually to the other Parties as "other Parties".)

Recitals:

1
The Parties have previously executed or separately executed the documents listed in the Exhibits (collectively, the "Existing Control Documents");
2
The Parties agree to terminate all Existing Control Documents in accordance with terms and conditions set forth in this Agreement.

THEREFORE, the Parties agree as follows:

ARTICLE 1 TERMINATION OF EXISTING CONTROL DOCUMENTS

1.1
The Parties hereby irrevocably agree and confirm that all and any Existing Control Documents shall terminate and cease to have any effect as of the effective date of this Agreement. With respect to the equity pledge stipulated under the Equity Pledge Agreement in the Existing Control Documents, if such equity pledge has been registered with the relevant market supervision and administration department, the Parties shall immediately apply to such market supervision and administration department for the deregistration of the pledge registration, and shall use their best efforts to complete the aforesaid deregistration procedures within ten (10) working days from the effective date of this Agreement (if any pledge exists).

1.2
As of the effective date of this Agreement, the Parties shall no longer enjoy any rights under all and any Existing Control Documents, and shall no longer be obligated to perform any obligations under all and any Existing Control Documents. The Parties further confirm that, as of the effective date of this Agreement, no Party shall be required to pay any additional fees or compensation to any other Party based on the Existing Control Documents, nor shall any Party be required to pay any compensation to any other Party for the termination of the Existing Control Documents; any breach or other misconduct (including acts and omissions, if any) by any Party prior to the effective date shall be exempted from any liability; any third-party claims suffered by any Party in connection with any Existing Control Documents, regardless of whether any other Party is liable therefor, shall not be pursued against such other Party.

1.3
The Parties hereby irrevocably and unconditionally release each other from any and all claims, demands, rights, obligations, liabilities, actions, contracts, or causes of action, that any other Party has or may have, directly or indirectly, in connection with all and any Existing Control Documents or arising therefrom, whether past, present, or future.

1.4
Without prejudice to the generality of the provisions of Article 1.2 and Article 1.3 above, as of the effective date of this Agreement, the Parties hereby release such other Party, its successors, assigns, transferees, or estate executors, from any and all past, present, or future claims, demands, rights, obligations, liabilities, actions, contracts, or causes of action, in connection with any Existing Control Documents or arising therefrom, that such other Party, such other Party's present and past directors, officers, employees, legal counsels, and agents (the "Relevant Persons"), the affiliates of such Relevant Persons, and their respective successors and assigns, have or may have, including claims and causes of action in law and in equity, whether such claims or demands have been asserted or not asserted, absolute or contingent, known or unknown.

1.5
The Parties confirm that no disputes have arisen in respect of the Existing Control Documents from their execution until now, and that the Existing Control Documents shall no longer have any legal effect as of the effective date of this Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Parties as follows:

(1)
Such Party has full legal right, power, and authority to execute this Agreement and all contracts and documents to which it is a party as mentioned in this Agreement, and the execution of this Agreement represents the true intention of such Party;

(2)
The execution and performance of this Agreement by such Party will not constitute a breach of any charter documents, agreements executed, or permits obtained by such Party or to which such Party is bound, nor will it result in a violation of or require any judgment, ruling, order, or consent issued by any court, governmental department, or regulatory authority;

(3)
Such Party has obtained all necessary consents, approvals, and authorizations required for the valid execution of this Agreement and all contracts and documents to which it is a party as mentioned in this Agreement, and for the compliance with and performance of its obligations under this Agreement and the aforesaid other contracts and documents;

(4)
Upon signature or seal by all Parties, this Agreement shall constitute a valid, binding, and enforceable legal document against such Party.

ARTICLE 3 UNDERTAKINGS

In order to smoothly complete the termination of rights and obligations under the Existing Control Documents, the Parties shall execute all necessary or appropriate documents and take all necessary or appropriate actions, actively cooperate with other Parties to obtain relevant government approvals and/or registration documents, and handle the relevant termination procedures.

ARTICLE 4 BREACH OF CONTRACT AND INDEMNIFICATION

4.1
Any violation or failure by any Party to perform its representations, warranties, undertakings, obligations, or responsibilities under this Agreement shall constitute a breach of any provisions herein.

4.2
Unless otherwise specifically provided in this Agreement, if any Party breaches this Agreement and causes any other Party to incur any costs, liabilities, or suffer any losses, the breaching Party shall indemnify the non-breaching Party for any such losses (including but not limited to interest paid or lost and attorneys' fees). The total amount of compensation paid by the breaching Party to the non-breaching Party shall be the losses arising from such breach.

ARTICLE 5 GOVERNING LAW AND DISPUTE RESOLUTION

5.1
The execution, validity, interpretation, modification, implementation, and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

5.2
If any disputes arising from or in connection with the execution of this Agreement, any party may submit the disputes to China International Economic and Trade Arbitration Commission (the "Commission") in Shanghai for arbitration in accordance with the rules of the Commission. The arbitration language shall be Chinese. The arbitral award is final and binding upon any of Parties, and the Parties agree to be bound thereby and to act in accordance therewith.

5.3
During the arbitration period, except for the matters in dispute and under arbitration, the Parties shall continue to enjoy their respective other rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement.

ARTICLE 6 CONFIDENTIALITY

6.1
The Parties acknowledge and confirm that this Agreement, the contents hereof, and any oral or written materials exchanged between them in connection with the preparation or performance of this Agreement shall be deemed confidential information. The Parties shall keep all such confidential information confidential and shall not disclose any confidential information to any third party without the prior written consent of the other Party, except for the following information: (a) any information that is or will be known to the public (provided that such disclosure to the public is not made by the recipient of the confidential information without authorization); (b) any information required to be disclosed by applicable laws and regulations, stock exchange rules, or orders of governmental departments or courts; or (c) any information that needs to be disclosed by any Party to its shareholders (partners), directors, employees, investors, legal or financial advisors in connection with the transactions contemplated by this Agreement, provided that such shareholders (partners), directors, employees, investors, legal or financial advisors shall also be subject to confidentiality obligations similar to those under this clause. Any disclosure by any shareholder (partner), director, employee, investor, or engaged institution of any Party shall be deemed a disclosure by such Party, and such Party shall bear liability for breach of contract in accordance with this Agreement.

ARTICLE 7 MISCELLANEOUS

7.1
This Agreement shall take effect upon the signature or seal by all Parties, and may be amended or modified upon mutual consent of all Parties. Any amendment or modification must be made in writing and shall become effective upon the signature or seal by all Parties.

7.2
If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed never to have existed and shall not affect the validity of the other provisions of this Agreement. The Parties shall negotiate and determine new provisions within the lawful scope to ensure the maximum realization of the original intent of such provisions.

7.3
Unless otherwise provided in this Agreement, the failure or delay by any Party to exercise any right, power, or privilege under this Agreement shall not constitute a waiver of such right, power, or privilege, and the single or partial exercise of any such right, power, or privilege shall not preclude the exercise of any other right, power, or privilege.

7.4
This Agreement may be executed in one or more counterparts with the same legal effect.

[The space below is intentionally left blank.]

(Signature Page of the Termination Agreement)

Shanghai Jinpai E-commerce Co., Ltd. (Seal)

/s/ Shanghai Jinpai E-commerce Co., Ltd.

Signature: /s/ Wang Weiwei

Name: Wang Weiwei

Title: Legal Representative

(Signature Page of the Termination Agreement)

Shanghai Jinyou Auto Technology Co., Ltd. (Seal)

/s/ Shanghai Jinyou Auto Technology Co., Ltd.

Signature: /s/ Cheng Wenqin

Name: Cheng Wenqin

Title: Legal Representative

(Signature Page of the Termination Agreement)

/s/ Wang Weiwei

Wang Weiwei

(Signature Page of the Termination Agreement)

/s/ Zhang Lan

Zhang Lan

EXHIBIT

LIST OF EXISTING CONTROL DOCUMENTS

No.	Document Name	Executing Parties	Execution Date
1	Exclusive Service Agreement	Shanghai Jinpai Shanghai Jinyou	March 1, 2022
2	Equity Option Agreement	Shanghai Jinpai Wang Weiwei Zhang Lan	March 1, 2022
3	Proxy Agreement	Shanghai Jinpai Shanghai Jinyou Wang Weiwei Zhang Lan	March 1, 2022
4	Equity Interest Pledge Agreement	Shanghai Jinpai Wang Weiwei Zhang Lan	March 1, 2022